Exhibit 10.2

SUPPLEMENTAL RETIREMENT PLAN AGREEMENT

[Form for D.K Doyle]

        This Supplemental Retirement Plan Agreement is made this ____ day of ____________, 2008, by and between [insert name] (the “Officer”) and Alliant Energy Corporation (the “Company”).

W I T N E S S E T H:

        WHEREAS, Alliant Energy wishes to provide supplemental retirement benefits to a select group of senior executive personnel, including the Officer, to ensure the overall effectiveness of the Company’s executive compensation program and that the Company will be able to attract, retain, and motivate qualified senior executive personnel;

        WHEREAS, the Company and the Officer have heretofore entered into a Supplemental Retirement Plan Agreement (the “Prior Agreement”) providing supplemental retirement, deferred compensation or similar benefits; and

        WHEREAS, the Company and the Officer wish to enter into this Agreement, which shall amend, restate, supersede and replace the Prior Agreement;

        NOW, THEREFORE, the parties agree as follows:

ARTICLE I

SCOPE OF AGREEMENT

        1.1     Effect on Prior Agreement. This Agreement shall supersede and replace the Prior Agreement, effective as of the date of this Agreement, and the parties shall thereafter have no further rights or obligations under the Prior Agreement.

        1.2     Effect on Change of Control Agreements. If the Officer is a party to an agreement which is binding on the Company and which takes effect in the event of a change in control, such agreement shall supersede and control over the provisions of this Agreement in the event of any conflict between the two.

        1.3     No Contract of Employment. This Agreement does not constitute an employment agreement between the Officer and the Company. Nothing in this Agreement shall affect the Company’s right to terminate the Officer’s employment or position as an officer at any time, with or without cause.

        1.4     Effect on Other Benefits. Nothing in this Agreement shall modify, impair or otherwise affect the rights of the Officer to participate in or receive benefits under any other employee benefit plan of the Company, it being understood that the rights of the Officer to participate in or receive benefits under any such plan shall be determined in accordance with the provisions of such plan and shall not be affected by the provisions of this Agreement.

ARTICLE II

DEFINITIONS

        2.1     Beneficiary means the beneficiary or beneficiaries designated in writing by the Officer on the form provided in Appendix A or, in default of such designation or the failure of any designated beneficiary to survive the Officer, the Officer’s estate.

        2.2     Board of Directors means the Board of Directors of Alliant Energy Corporation, the Compensation and Personnel Committee of the Board, or any committee of the Board which is designated by the Board of Directors, or permitted by the Bylaws of the Alliant Energy Corporation, to act on behalf of the Board of Directors.

        2.3     Cause means, but is not limited to, (i) embezzlement of funds of the Company or any affiliate; (ii) fraud; and (iii) acts that cause harm to the Company or an affiliate or to the reputation thereof.

        2.4     Continuous Employment means the Officer’s last continuous period of employment with the Company immediately preceding the Officer’s Retirement. If the Officer has been continuously employed by the Company since the merger of IES Industries Inc., WPL Holdings, Inc. and Interstate Power Company, the Officer’s Continuous Employment shall also include his or her last continuous period of employment with IES Industries Inc., WPL Holdings, Inc. or Interstate Power Company, immediately preceding the date of such merger.

        2.5     Code means the Internal Revenue Code of 1986, as amended.

        2.6     Dependent Child or Children means any child of the Officer who, on the date of the applicable payment to such child under this Agreement, is 18 years of age or under, is 24 years of age or under and is a “student” as defined in Code Section 151(c)(4), or is a “substantially handicapped person.” The term “child” includes any naturally born or legally adopted child; provided, in the case of an adopted child, that the adoption became final prior to such child’s 18th birthday. The term “substantially handicapped person” includes any person who has a “physical or mental impairment which substantially limits one or more major life activities,” as those terms are defined in 29 C.F.R. Section 32.3.

        2.7     Disabled means the Officer has satisfied (and continues to satisfy) the requirements for receiving disability benefits under the terms of the Company’s long-term disability plan and is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

        2.8     Earnings means the Officer’s base salary, bonus and/or annual incentive pay for personal services rendered to the Company. The Officer’s base salary shall be treated as Earnings in the period in which it would have been payable, regardless of any deferral elections. The Officer’s bonus and/or annual incentive pay shall be treated as Earnings in the calendar year in which it is earned, regardless of when it is paid.

        2.9     Eligible Officer means an officer of the Company.

        2.10     Final Average Earnings means the Officer’s average monthly Earnings for the three consecutive calendar years out of the Officer’s last ten completed calendar years of employment with the Company that yields the highest average.

        2.11     Normal Retirement Date means the later of the Officer’s 62nd birthday or the date on which the Officer completes ten years of Continuous Employment.

        2.12     Pension Plan means any and all of the following plans from which the Officer is entitled to a benefit:

(i) the Alliant Energy Cash Balance Pension Plan and any other defined benefit pension plan of the Company or its subsidiaries which is qualified under Code Section 401(a);

(ii) the Officer’s ER Tier Contribution Account in the Alliant Energy Corporation 401(k) Savings Plan or its successor; and

(iii) the Alliant Energy Excess Retirement Plan.

        2.13     Retirement and/or Retires means the Officer’s Separation from Service after the Officer has satisfied the requirements under either Article III or Article IV. An Officer shall not have a Retirement if the Separation from Service is imposed by the Company for Cause, whether before or after the Officer has satisfied the age and/or service requirements of Article III or Article IV.

        2.14     Separation from Service means an Officer’s termination of employment with Alliant Energy Corporation or, if the Participant continues to provide services following such termination, such later date as is considered a separation from service from the Company and its 409A affiliates within the meaning of Code Section 409A. Specifically, if a Participant continues to provide services to the Company or a 409A affiliate in a different capacity (e.g., a former employee becomes a director or an independent contractor), such shift in status is not automatically a Separation from Service, subject to Treas. Reg. section 1.409A-1(h)(5) among other provisions. For purposes of this Agreement, an Officer’s termination of employment shall occur when the Company and the Officer reasonably anticipate that no further services will be performed by the Officer for the Company and its 409A affiliates (whether as an employee, a director or an independent contractor) or that the level of bona fide services the Officer will perform after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by the Officer (whether as an employee, director or independent contractor) for the Company and its 409A affiliates over the immediately preceding 36-month period (or such lesser period of services). Notwithstanding the foregoing, if an Officer takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Officer will not be deemed to have incurred a termination of employment for the first 6 months of the leave of absence, or if longer, for so long as the Officer’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 6 months, where such impairment causes the Officer to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing a termination of employment. For purposes of this Agreement, the term “409A affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c), provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

        2.15     Supplemental Benefit means the benefit described in Section 3.1 and payable to the Officer pursuant to Articles III, IV or V.

        2.16     Surviving Spouse means the individual, if any, who is legally married to the Officer at the time of the Officer’s death.

ARTICLE III

NORMAL RETIREMENT BENEFIT

      3.1     Supplemental Benefit.

        (a)     Subject to the following provisions of this Article III and Section 7.1, if the Officer remains a full-time employee, remains an Eligible Officer until his or her Normal Retirement Date, and subsequently Retires, the Officer shall receive a Supplemental Benefit equal to 60% of the Officer’s Final Average Earnings, reduced by the sum of the monthly benefits payable to the Officer from all of the Pension Plans.

        (b)     For the purposes of Section 3.1(a), the amount of the Officer’s monthly benefit from each applicable Pension Plan shall be determined as follows:

    (i)        If the Officer receives a joint and survivor annuity from the Alliant Energy Cash Balance Pension Plan and the Officer’s Surviving Spouse is the joint annuitant, the Officer’s monthly benefit from that Pension Plan shall be the monthly amount payable to the Officer under such joint and survivor annuity.

    (ii)        If the Officer receives a single life annuity from the Alliant Energy Cash Balance Pension Plan, the Officer’s monthly benefit from that Pension Plan shall be the monthly amount payable to the Officer under such single life annuity.

    (iii)        If the Officer receives any other form of payment from a Pension Plan, such other form of payment shall be converted to an actuarially equivalent single life annuity, using the actuarial assumptions under the Alliant Energy Cash Balance Pension Plan that would apply as of the Officer’s Separation from Service if the payment were from that Pension Plan, and the Officer’s monthly benefit from the Pension Plan shall be the monthly amount that would be payable to the Officer under such single life annuity.

    (iv)        If a portion of the Officer’s benefits under any Pension Plan has been awarded to an Alternate Payee pursuant to a qualified domestic relations order, as defined in Code Section 414(p), the Officer’s monthly benefit from that Pension Plan shall be deemed to be the amount that would have been payable to the Officer if no such order had been entered.

    (v)        The Officer’s monthly benefit from each Pension Plan shall be determined as though it had commenced on the first day of the month following the Officer’s Separation from Service, regardless of when the Officer’s Pension Plan benefit actually commences. If the Officer has not selected a form of payment from the Alliant Energy Cash Balance Pension Plan by that time, the form of payment shall be assumed to be a single life annuity.

    (vi)        For the portion of any Pension Plan that is a defined contribution account, the applicable value of the Pension Plan shall be determined as of the calendar month end which is one full month prior to the date of calculation hereunder.

        (c)     The Supplemental Benefit shall be paid at the same time and in the same form as the benefits the Officer is entitled to receive from the Pension Plans that are nonqualified deferred compensation arrangements. The applicable rules are as follows:

(i) The form of payment shall be one of the following:

(A)	216 monthly installments in the amount of the Supplemental Benefit;

(B)	a single lump sum that is the actuarially equivalent amount to the 216 monthly installments of the Supplemental Benefit using the actuarial assumptions described in (iv) below; or

(C)	5 annual installments, with the lump sum value in (B) above being deemed the initial account and 20% thereof being the first annual installment, with the remaining account balance being credited with deemed interest as if invested in the Interest Account of the Alliant Energy Deferred Compensation Plan and in each of the following four Januarys following the Officer’s Separation from Service additional payments being made of 25%, 33 1/3%, 50% and 100%, respectively, of the then-value of the remaining account.

    (ii)        The commencement of payment shall be the first day of the month following the Officer’s Separation from Service, provided, however, that all such payments otherwise due during the first 6 months following the Separation from Service shall be delayed, without any interest for the delayed payment, until the first day of the 7th month following the month in which the Officer’s Separation from Service occurs.

    (iii)        On or before December 31, 2008, the Officer shall have the opportunity to elect which form of payment in Section 3.1(c)(i) above shall apply to the Officer. In the event of failure to make such an election on or before December 31, 2008, the default shall be 5 annual installments. Such election (or default) shall generally be irrevocable, provided, however that an Officer may change such payment form once (but only once) as follows:

(A)	in order to be valid, a new election must be made at least 12 months prior to the Officer’s Separation from Service; and

(B)	if a valid election is made pursuant to (A) above, the date of commencement of the new benefits shall be deferred, without any interest or actuarial adjustment, for 5 years from the date that would otherwise have applied (after application of the 6-month delay in Section 3.1(c)(ii)) pursuant to Section 3.1(c)(ii), provided, however, if the Officer’s death occurs during the 5-year deferral period, the remaining portion of any 5-year deferral period shall be waived and payment commenced pursuant to the applicable election.

    (iv)        The lump sum payment amount provided under (i)(B) shall be determined using as the discount rate the 12-month average of 10-year Treasury Yields (meaning Federal Reserve U.S. Treasury ten-year actively traded securities) in effect as of the beginning of the calendar year in which the lump sum benefit is paid. The mortality table shall be the same table as then in use for determining lump sums under the Alliant Energy Cash Balance Pension Plan.

      3.2     Officer’s Death After Retirement.

        (a)     If the Officer dies after receiving at least 144 monthly Supplemental Benefit payments pursuant to Section 3.1(c)(i)(A), the Officer’s Supplemental Benefit shall terminate upon the Officer’s death (with the full monthly payment being made for the month in which such death occurs), and the Company shall have no further obligation to make any payments under this Section 3.2(a).

        (b)     If the Officer dies after the commencement of Supplemental Benefit payments pursuant to Section 3.1(c)(i)(A) but prior to receiving 144 monthly payments, the Officer’s Surviving Spouse (if any) shall continue to receive the amount of the monthly payments paid to the Officer for the month prior to death until the date on which the Officer and such Surviving Spouse have received a total of 144 monthly payments. If both the Officer and the Officer’s Surviving Spouse die before they have received a total of 144 monthly payments, the amount of the monthly payments paid to the Officer for the month prior to death shall continue to be paid to the Officer’s Dependent Children until a total of 144 monthly Supplemental Benefit payments have been made to the Officer, the Officer’s Surviving Spouse, and the Officer’s Dependent Children. If a payment to Dependent Children is due on a date when there is more than one Dependent Child, such payment shall be equally divided among those persons who qualify as Dependent Children on the date the payment is due. Payments under this Section 3.2(b) shall be made only to the Officer’s Surviving Spouse and Dependent Children. If the Officer is deceased and there are no individuals who qualify as the Officer’s Surviving Spouse or Dependent Children on the date a payment is due, the Company shall have no further obligation to make payments.

        (c)     If the Officer dies after the commencement of Supplemental Benefit payments pursuant to Section 3.1(c)(i)(C) but prior to receiving the 5 annual installment payments, the Officer’s Beneficiary shall continue to receive the unpaid installment payments which the Officer would have received if the Officer had not died.

        (d)     If the Officer Retires from the Company eligible for a Supplemental Benefit pursuant to Section 3.1 but dies prior to the commencement of such benefits, the benefits shall be paid in the form that would have been applicable for the Officer, pursuant to Section 3.2(b) if monthly installments under Section 3.1(c)(i)(A), pursuant to Section 3.2(c) if annual installments under Section 3.1(c)(i)(C), or to the Beneficiary if a lump sum under Section 3.1(c)(i)(B).

ARTICLE IV

EARLY RETIREMENT BENEFIT

        4.1     Supplemental Benefit. If the Officer Retires at or after age 55 but prior to his or her Normal Retirement Date with ten or more years of Continuous Employment, the Officer shall receive the Supplemental Benefit described in Article III commencing on the first day of the month following the Officer’s Separation from Service (but subject to the 6-month delay pursuant to Section 3.1(c)(ii)). If the Officer’s Separation from Service occurs more than one month prior to age 62, the monthly amount shall be reduced by one-quarter of one percent (.25%) for each month by which the Separation from Service precedes his or her Normal Retirement Date. The reduction factors will be applied to the Officer’s Supplemental Benefit prior to any offset described in Section 3.1.

        4.2     Payment of Benefit. The amount payable under this Article IV shall be calculated and paid in the same manner, and shall be subject to the same conditions and limitations, as the benefit described in Article III, including the limitation in Section 7.1.

ARTICLE V

DISABILITY BENEFIT

        5.1     Supplemental Benefit. Notwithstanding Sections 3.1 and 4.1, if the Officer is Disabled as of the Separation from Service, the Officer shall not be eligible for any benefits under Sections 3.1 or 4.1, but shall be eligible for a Supplemental Benefit under this Section 5.1 if the Officer remains Disabled until the later of age 55 or the completion of 10 years of Continuous Employment, counting the period of Disabled status as Continuous Employment for this purpose. Such Supplemental Benefit shall commence on the first day of the month following the Officer’s 65th birthday. The amount payable under this Article V shall be calculated and paid in the same manner, and shall be subject to the same conditions and limitations, as the benefit described in Article III, including the limitation in Section 7.1.

        5.2     Cessation of Disability. If the Officer becomes Disabled while employed as an Eligible Officer, but ceases to be Disabled (such date of recovery hereafter referred to as the “Cessation Date”) prior to the date on which he or she would have been entitled to a Supplemental Benefit under Section 5.1, the period during which the Officer was Disabled shall be included in the Officer’s period of Continuous Employment if (and only if):

        (a)     the Officer resumes full-time employment with the Company as an Eligible Officer within 30 days after the Cessation Date; and

        (b)     the Officer continues in such employment until he or she becomes entitled to a Supplemental Benefit under Articles III or IV.

ARTICLE VI

CERTAIN DEATH BENEFITS

        6.1     Pre-retirement Death Benefit. If the Officer’s Separation from Service is the result of death, a death benefit shall be payable to the Beneficiary in a lump sum within 45 days of the Officer’s death, but neither the Officer nor the Beneficiary may directly or indirectly designate the taxable year of payment if that period includes two taxable years. The amount of the lump sum shall be the discounted present value (using the applicable interest factor in Section 3.1(c)(iv)) of 144 monthly payments commencing the first day of the month following the Officer’s death. The amount of each monthly payment would be 60% of the Officer’s Final Average Earnings, reduced by the sum of the monthly benefits that would have been payable to the Officer from all of the Pension Plans had the Officer retired on the day preceding his or her death.

        6.2     Post-retirement Death Benefit. If the Officer dies subsequent to the commencement of Supplemental Benefit payments under Articles III, IV or V, the Company shall pay a death benefit to the Beneficiary. Such benefit shall be in addition to the benefits paid under Articles III, IV or V; however, no death benefit shall be payable under this Section 6.2 if the Officer’s death causes a beneficiary or the estate of the Officer to receive a death benefit under the disability premium waiver provision of the Company’s group life insurance plan. The death benefit payable pursuant to this Section 6.2 shall be an amount equal to 100% of the Officer’s Final Average Earnings. The death benefit payable under this Section 6.2 shall be paid in a single sum, within 45 days of the Officer’s death, but neither the Officer nor the Beneficiary may directly or indirectly designate the taxable year of payment if that period includes two taxable years.

ARTICLE VII

TERMINATION OF EMPLOYMENT OR LOSS OF POSITION

        7.1     Termination of Employment. If the Officer is discharged by the Company for Cause, or if the Officer’s employment with the Company terminates prior to the date the Officer becomes entitled to a Supplemental Benefit under Articles III or IV for any reason other than the Officer’s death or disability, the Officer (and his or her Surviving Spouse, Dependent Children, or other Beneficiaries) shall forfeit any and all rights to receive benefits under this Agreement.

        7.2     Loss of Position as Officer. The Officer shall be eligible for benefits under this Agreement only while holding the position of an Eligible Officer. Except for Article V benefits (relating to being Disabled) for which the requirement is holding the position of an Eligible Officer as of the commencement of the Disabled status, if the Officer ceases to hold such a position prior to the Officer’s termination of employment, the Officer (and his or her Surviving Spouse, Dependent Children, or other Beneficiaries) shall forfeit any and all rights to receive benefits under this Agreement unless the Officer Retires under Article III or IV within 30 days after the loss of such position. Notwithstanding the foregoing, the 30-day window may be extended by the Chief Executive Officer of the Company (or the Board of Directors if the Officer is the Chief Executive Officer prior to the loss in status).

ARTICLE VIII

FUNDING

        8.1     Unsecured Obligation. The Company’s obligations under this Agreement are an unsecured promise to make benefit payments in the future, and nothing herein shall be construed as giving the Officer or his or her Beneficiaries any right, title, interest or claim in or to any specific asset, fund, reserve, account or property owned by the Company, or in which the Company has any right, title or interest, either now or in the future. The rights of the Officer and his or her Beneficiaries to receive payments under this Agreement shall be solely those of unsecured general creditors of the Company.

        8.2     “Rabbi” Trust. This Agreement is intended to be unfunded for the purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended. However, nothing in this Agreement shall preclude the Company from establishing a trust (of the type commonly known as a “rabbi trust”) to assist it in meeting its obligations under this Agreement. If a rabbi trust was established with respect to the Officer’s Prior Agreement, this Agreement shall be substituted for the Prior Agreement for all purposes of such trust, and any reference in such trust to the Prior Agreement shall be deemed to be a reference to this Agreement.

ARTICLE IX

ADMINISTRATION

        9.1     Administration and Interpretation. The Board of Directors has sole and exclusive discretion to interpret the provisions of this Agreement, and any such interpretation shall be final and binding upon the Officer unless it is found by a court of competent jurisdiction to have been arbitrary and capricious. The Board of Directors may adopt such rules and regulations relating to the administration of this Agreement as it may deem necessary or advisable.

        9.2     Claims Procedure. If the Officer or the Officer’s Beneficiary (hereinafter referred to as a “Claimant”) is denied any benefit under this Agreement, he or she may file a claim with the Board of Directors. The Board of Directors shall notify the Claimant within 90 days of its allowance or denial of the claim, unless the Claimant receives written notice from the Board of Directors prior to the end of such 90 day period that special circumstances require an extension of the time for decision, which extension shall not exceed an additional 90 days. The notice of the Board of Directors’ decision shall be in writing sent by mail to Claimant’s last known address and, if a denial of the claim, shall contain:

(a) the specific reasons for the denial;

(b) specific references to pertinent provisions of this Agreement on which the denial is based; and

    (c)     if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary and an explanation of the claim review procedure.

        9.3    Review Procedure.

        (a)     A Claimant is entitled to request a review of any denial of his or her claim for a benefit. The request for review must be submitted to the Board of Directors in writing within 60 days of mailing of the notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to have been conclusively denied.

        (b)     The review shall be conducted by the Board of Directors, which shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing. The Board of Directors shall render a decision within 60 days after receipt of a request for a review; provided, that in special circumstances (such as the necessity of holding a hearing) the Board of Directors may extend the time for decision by not more than 60 days upon written notice to the Claimant. The Claimant shall receive written notice of the Board of Directors’ decision, together with specific reasons for the decision and references to the pertinent provisions of this Agreement, which form the basis for the decision.

ARTICLE X

AMENDMENT AND TERMINATION

        10.1     By the Parties. Except as provided in Section 10.2, this Agreement may not be amended or terminated except by a written instrument signed by both parties.

        10.2     By the Company. At any time prior to the Officer’s termination of employment with a right to receive benefit payments under this Agreement, this Agreement may be terminated or amended by action of the Board of Directors in its sole and absolute discretion, without any notice to or the consent or approval of the Officer; provided, that:

    (a)    this Agreement may not be amended or terminated by the Board of Directors unless a similar amendment or termination is made with respect to all similar agreements between the Company and its Eligible Officers; and

    (b)    this Agreement may not be amended or terminated in a manner that would reduce or impair the Officer’s right to receive payment of his or her Accrued Benefit if the Officer subsequently Retires under circumstances that would have entitled the Officer to a benefit if this Agreement had not been amended or terminated. For the purposes of this Section 10.2(b), the Officer’s “Accrued Benefit” is an amount equal to one-fifteenth of the Supplemental Benefit the Officer would have been entitled to receive at retirement if this Agreement had not been amended or terminated, multiplied by the Officer’s years of Continuous Employment (up to a maximum of 15 years) on the date the Agreement is amended or terminated.

Subject to the foregoing, the right of the Board of Directors to amend or terminate this Agreement shall include the absolute discretion to make any amendment prospective or retroactive in application.

ARTICLE XI

RESTRICTIVE COVENANTS

        11.1     Restrictions. Notwithstanding anything in this Agreement to the contrary, it is expressly agreed that all payments under this Agreement shall terminate, and that the Company shall have no further obligation under this Agreement, upon any violation of the provisions of Sections 11.2 or 11.3. Payments pursuant to this Agreement are intended to serve as consideration for these restrictions. If the Officer received payments pursuant to Section 3.1(c)(i)(B) or (C) and violates Sections 11.2 or 11.3, the Officer shall repay to the Company the portion of the benefits previously received which would have been forfeited if the Officer had received payments pursuant to Section 3.1(c)(i)(A).

        11.2     Covenant Not to Compete. The restrictions of this Section 11.2 apply during the period ending on the second anniversary of the Officer’s termination of employment with the Company and within the geographic area served by any business of the Company (including the Company’s affiliates) in which the Officer was more than indirectly involved on behalf of the Company (for a utility business, its regulated service territory as authorized by the appropriate state agencies regulating utilities with jurisdiction over the applicable business) (the “Company’s Operations”). The Officer shall not accept employment with or become a consultant to, any business that is in competition with the Company’s Operations (i) in any capacity where confidential information learned by the Officer during employment with the Company would reasonably be considered useful, or (ii) in any capacity where customer relationships or goodwill developed by the Officer or conferred by the Company on the Officer could reasonably be considered useful. The Officer shall not become a partner or a shareholder in any business that is in competition with the Company’s Operations, although the Officer may hold up to a five percent interest in any company that is traded on the New York Stock Exchange, American Stock Exchange or other national or over-the-counter exchange without violating the provisions of this Section 11.2. The Officer shall terminate any such position within 30 days after notice from the Board of Directors of the violation of this provision. The determination of the Board of Directors as to whether a business is in competition with the Company’s Operations and whether the competition is occurring in the geographic area designated above shall be controlling for purposes of this Agreement.

        11.3     Confidentiality. During the Officer’s employment by the Company and for a period of two years thereafter, the Officer shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company (including that of the Company’s affiliates) under any circumstances where such information or data is likely to be used in the geographic area subject to Section 11.2, except to the extent authorized in writing by the Board of Directors or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Officer of duties as an employee of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Officer shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

        11.4     Reasonableness of Restrictions. The Officer agrees that the restrictions set forth in this Article XI including, but not limited to, the time period and the geographical area of such restrictions are fair and reasonable and are reasonably required for the protection of the interests of the Company and its affiliated companies. In the event that, notwithstanding the foregoing, any of the provisions of this Article XI shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included. In the event that any provision of this Article XI relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by said court shall become and thereafter be the maximum time period and/or areas.

ARTICLE XII

GENERAL PROVISIONS

        12.1     Assignability of Benefits. Neither the Officer nor his or her Beneficiaries shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any right to receive a payment in advance of such payment, and any attempted transfer, assignment, anticipation, mortgage or encumbrance shall be void. No payment shall be subject to seizure for payment of public or private debts, judgments, alimony or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

        12.2     Facility of Payment. The Company may make payments due to a legally incompetent person in such of the following ways as the Company shall determine:

        (a)     directly to such person;

        (b)     to the legal representative of such person; or

        (c)     to a near relative of such person to be used for the person’s benefit.

Any payment made in accordance with the provisions of this section shall be a complete discharge of the Company’s liability for the making of such payment.

        12.3     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, except to the extent the same are superseded by applicable federal law.

        12.4     Tax Withholding. The Company shall withhold all applicable income and other taxes required on all payments under this Agreement.

        12.5     Counterparts. This Agreement may be signed in counterparts, which together shall constitute written evidence of the complete agreement of the parties.

        12.6     Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

      12.7     Additional Provisions under Section 409A and Other Laws.

        (a)     If an amount or the value of a benefit under the Agreement is required to be included in the Officer’s income prior to the date such amount is actually distributed or benefit provided as a result of the failure of the Agreement (or any other arrangement required to be aggregated with the Agreement under Code Section 409A) to comply with Code Section 409A, then the Officer shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Agreement fails to meet the requirements of Code Section 409A; such distribution shall equal the amount required to be included in the Officer’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

        (b)     If any payment or the provision of any benefit required under the terms of the Agreement would jeopardize the ability of the Company to continue as a going concern, the Company shall not be required to make such payment or provide such benefit; rather, the payment or benefit shall be delayed until the first date that making the payment or benefit does not jeopardize the ability of the Company to continue as a going concern.

        (c)     If any payment or benefit due pursuant to the Agreement would violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the payment or the provision of the benefit shall be delayed until the earliest date on which making such payment or providing such benefit would not violate such law.

        (d)     The Company and the Officer intend the terms of the Agreement to be in compliance with Code Section 409A. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Code Section 409A. To the maximum extent permissible, any ambiguous terms of the Agreement shall be interpreted in a manner which avoids a violation of Code Section 409A.

        (e)     The Officer acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under the Agreement and that constitute deferred compensation that is not exempt from Code Section 409A, the Officer must make a reasonable, good faith effort to collect any payment or benefit to which the Officer believes the Officer is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under the Agreement, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.

        IN WITNESS WHEREOF, the parties have hereto set their respective hands on the day and year first above written.

_____________________________________________________
[insert name]
By___________________________________________________
Alliant Energy Corporation

SUPPLEMENTAL RETIREMENT PLAN AGREEMENT
BENEFICIARY DESIGNATION
APPENDIX A

Officer Name:	_________________________________________________________________
(Please Print)

In the event of my death, the following person(s) is (are) to receive any benefits payable to my Beneficiary under the Alliant Energy Corporation Supplemental Retirement Plan Agreement.

Note: If more than one primary beneficiary is indicated, the benefits will be split among them equally. If you desire to provide for a distribution of benefits among primary beneficiaries on other than an equal basis, please attach a sheet explaining the desired distribution in full detail. If the primary beneficiary(ies) is (are) no longer living, the secondary beneficiary(ies) will receive the benefits, in a similar manner as described above for the primary beneficiary(ies).

PRIMARY BENEFICIARY

Last Name	First Name	M.I.	Relationship

Street Address	City	State	Zip Code

If a trust or other arrangement is the designated beneficiary, include name, address and date of arrangement below:

Name	Address	Date

SECONDARY BENEFICIARIES

Last Name	First Name	M.I.	Relationship

Street Address	City	State	Zip Code

Last Name	First Name	M.I.	Relationship

Street Address	City	State	Zip Code

____ For additional beneficiaries, check here and attach additional sheet of paper.

The beneficiary designation takes effect in accordance with the provisions of the Plan. I reserve the right to rescind or change beneficiary designations at any time prior to my death.

                    Received by Alliant Energy Corporation

__________ Date	________________________ Officer Signature	_________________ Date	________________________ By